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                                    EXHIBIT 5
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                                        September 5, 1996



Hadco Corporation
12A Manor Parkway
Salem, New Hampshire  03079

        Re:    Registration Statement on Form S-8
               Relating to the Hadco Corporation
               Non-Qualified Stock Option Plan
               of November 29, 1995
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Ladies and Gentlemen:

        We are of the opinion that the 1,000,000 shares on Common Stock, par value $.05 per share, proposed to be issued by Hadco Corporation (the "Company") pursuant to the Hadco Corporation Non-Qualified Stock Option Plan of November 29, 1995 (the "Plan") will be validly issued, fully paid and nonassessable after issuance of such shares in accordance with the terms of the Plan.

        We are further of the opinion that no action of any governmental authority is necessary for the issuance and sale of such shares of Common Stock by the Company except that the above Registration Statement shall have become effective and such action as may be necessary under the securities laws of the several states shall have been taken.

        We hereby consent to filing of this opinion as Exhibit 5 to the Registration Statement. This opinion is to be used while the Registration Statement is in effect.

        We call your attention to the fact that we have reviewed all documents, certificates and matters of law that we have deemed necessary or appropriate in rendering the opinions set forth in this letter.

                                        Very truly yours,


                                        TESTA, HURWITZ & THIBEAULT, LLP